      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              WHITMAN CORPORATION
             (Exact name of registrant as specified in its charter)

DELAWARE                                            13-6167838
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (847) 818-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               STEVEN R. ANDREWS
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              WHITMAN CORPORATION
                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (847) 818-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                RICHARD E. ROBBINS                                  H. KURT VON MOLTKE
                  SIDLEY & AUSTIN                                    KIRKLAND & ELLIS
     BANK ONE PLAZA, 10 SOUTH DEARBORN STREET                     200 EAST RANDOLPH DRIVE
              CHICAGO, ILLINOIS 60603                             CHICAGO, ILLINOIS 60601
                  (312) 853-7000                                      (312) 861-2000

    Approximate date of commencement of proposed sale to the public: At various times after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM          PROPOSED MAXIMUM
    SECURITIES TO BE       AMOUNT TO BE       OFFERING PRICE PER        AGGREGATE OFFERING         AMOUNT OF
       REGISTERED          REGISTERED(1)            UNIT(2)                  PRICE(2)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Debt Securities.........   $750,000,000              100%                  $750,000,000            $198,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Plus an additional principal amount of Debt Securities issued with an original issue discount such that the aggregate initial public offering price of all Debt Securities will not exceed $750,000,000 (the initial public offering price of any Debt Securities issued for any foreign currency or currency units shall be the U.S. dollar equivalent thereof).

(2) Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2000

                                   PROSPECTUS

                                  $750,000,000

                              WHITMAN CORPORATION

                                DEBT SECURITIES
                           -------------------------

     The amount of the debt securities we intend to issue under this prospectus will not exceed a total of U.S. $750,000,000 or the equivalent amount if denominated in foreign currencies.

     We will provide the specific terms of the particular debt securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

                           -------------------------

      THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                           , 2000

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About this Prospectus.......................................     2
Whitman Corporation.........................................     2
Where You Can Find More Information.........................     3
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Description of the Debt Securities..........................     5
Plan of Distribution........................................    11
Legal Matters...............................................    11
Experts.....................................................    11

                             ABOUT THIS PROSPECTUS

     In this prospectus, Whitman Corporation may be referred to as "Whitman", "our", "we" or "us". This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     We are not making an offer of the debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                              WHITMAN CORPORATION

GENERAL

     We manufacture, package, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages and a variety of other non-alcoholic beverages in the United States and Central Europe through our principal operating company, Pepsi General Bottlers, Inc. ("Pepsi General").

     In 1999, we entered into a new business relationship with PepsiCo, Inc. pursuant to which Pepsi General sold its franchises in Marion, Virginia, Princeton, West Virginia and the St. Petersburg area of Russia to PepsiCo and Pepsi General acquired from PepsiCo its domestic franchises in Cleveland, Ohio, Dayton, Ohio, Indianapolis, Indiana, St. Louis, Missouri and southern Indiana, and international franchises in Hungary, the Czech Republic, the Republic of Slovakia and Poland. The new business relationship has resulted in PepsiCo holding approximately 39 percent of our common stock.

     We account for about 17 percent of all Pepsi-Cola products sold in the United States. We serve a significant portion of a ten state region, primarily in the Midwest, with a population of approximately 35 million people. In addition, we serve a population of approximately 65 million people in our territories in Poland, Hungary, the Czech Republic and the Republic of Slovakia.

     We sell a variety of brands that we bottle under licenses from PepsiCo or PepsiCo joint ventures. These brands include Pepsi-Cola, Diet Pepsi, Mountain Dew, Lipton Brisk, Lipton Iced Tea, Pepsi Max, Pepsi One, Slice, Mug, Aquafina, Starbucks Frappucino and Mirinda. We also sell 7Up outside of the United States. In some territories, we manufacture, package, sell and distribute products under brands we license from companies other than PepsiCo, including Dr. Pepper, 7Up and Hawaiian Punch in the United States and Schweppes Tonic, Orange, Lemon and Ginger Ale products in Central Europe.

     While we manage all phases of our operations, including pricing of our products, we exchange production, marketing and distribution information with PepsiCo benefiting both companies' respective efforts to lower costs, improve productivity and increase product sales.

     The owners of beverage brands either manufacture and sell products themselves or appoint bottlers to sell, distribute and, in some cases, manufacture these products under license. Brand owners, such as PepsiCo, generally own both the beverage trademarks and the secret formulas for the concentrates, which they also manufacture and sell to their licensed bottlers. Brand owners also develop new products and packaging for use by their bottlers. Brand owners develop national marketing, promotion and advertising programs to support their brands and brand image, and coordinate selling efforts with respect to national fountain, supermarket and mass merchandising accounts. They also provide local marketing support to their bottlers.

     Bottlers such as us are generally responsible for manufacturing, packaging, selling and distributing products under the brand names they license from brand owners in their exclusive territories. For carbonated soft drink products, the bottler combines soft drink concentrate with sweeteners and carbonated water and packages this mixture in bottles or cans. Bottlers may also have licenses to manufacture syrup for sale to fountain accounts. Under these licenses, bottlers combine soft drink concentrate with sweeteners to manufacture syrup for delivery to fountain customers. For non-carbonated beverages, the bottler either manufactures and packages the beverages or purchases the beverages in finished form and sells them through its distribution system.

     The primary distribution channels for the retail sale of carbonated soft drink products are supermarkets, mass merchandisers, vending machines, convenience stores, gas stations, fountain channels, such as restaurants or cafeterias, and other channels, such as small groceries, drug stores and educational institutions. The largest channel in the United States is supermarkets, but our fastest growing channels have been mass merchandisers, the cold drink channel, which includes sales through vending machines, coolers and fountain equipment and convenience stores and gas stations.

     Depending upon the size of the bottler and the particular market, a bottler delivers products through these channels using either a direct-to-store delivery system or a warehouse distribution system. In its exclusive territories, each bottler is responsible for selling products and providing timely service to its existing customers and identifying and obtaining new customers. Bottlers are also responsible for local advertising and marketing, as well as the execution in their territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of fountain equipment and cold drink vending machines and coolers, as well as investment in trucks and warehouse facilities.

     We previously engaged in the refrigeration systems and equipment business conducted through Hussmann International, Inc. and in the automotive services business through Midas, Inc. On January 30, 1998, we distributed to our shareholders all of the common stock of Hussmann and Midas in tax-free spin-offs.

     Our principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and our telephone number is (847) 818-5000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents which we filed or may file with the SEC (SEC file number 001-15019):

     - Annual Report on Form 10-K for our fiscal year ended January 1, 2000; and

     - any future filings that we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities.

     You may request a copy of these filings at no cost by writing or calling our Corporate Communications Department at the following address or telephone number: Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone: (847) 818-5000.

     You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                                                          FISCAL YEARS
                                                       --------------------------------------------------
                                                       1999(1)   1998(2)   1997(2)(3)   1996(2)   1995(2)
                                                       -------   -------   ----------   -------   -------
Ratio of earnings to fixed charges...................   2.0x      4.0x        1.9x       2.7x      2.5x

     "Earnings" consist of income from continuing operations before taxes and minority interest and fixed charges. "Fixed charges" consist of interest expense, the preferred stock dividend requirement of a majority owned subsidiary and an estimated amount of rental expense that is deemed to be representative of the interest factor.
---------------
1 We recorded special charges of $27.9 million during 1999, as well as a $56.3 million pretax charge to reduce the book value of non-operating real estate. In addition, we recorded a $13.3 million pretax gain on the sale of operations in Marion, Virginia, Princeton, West Virginia and the St. Petersburg area of Russia. Excluding these charges and credits, the ratio of earnings to fixed charges for 1999 would have been 2.9x.

2 Intercompany interest income from Hussmann and Midas was $1.6 million, $23.1 million, $23.7 million and $21.8 million in 1998, 1997, 1996 and 1995, respectively. If the fixed charges had been reduced by this intercompany interest income, the ratio of earnings to fixed charges for 1998, 1997, 1996 and 1995 would have been 4.1x, 2.3x, 3.5x and 3.2x, respectively.

3 We also recorded special charges of $49.3 million during 1997. Excluding these special charges, the 1997 ratio of earnings to fixed charges would have been 2.6x. Additionally, if the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness.

                       DESCRIPTION OF THE DEBT SECURITIES

     We will issue the debt securities under an Indenture dated as of January 15, 1993, as supplemented as of May 20, 1999, between us and Bank One Trust Company, National Association, as trustee. We have summarized selected provisions of the Indenture below. The summary set forth below is not complete. It does not describe certain exceptions and qualifications contained in the Indenture or the debt securities. If you would like more information on the provisions of the Indenture, you should review the Indenture, which we have incorporated by reference as an exhibit to the registration statement relating to the debt securities.

     References to article and section numbers of the Indenture are included in the summary so that you can easily locate the provisions being summarized.

GENERAL

     The debt securities will be unsecured, senior debt and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of the debt securities that we may issue and permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series will be determined in accordance with a resolution of our board of directors or in a supplement to the Indenture relating to that series.

     A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. (Section 2.01) These terms will include some or all of the following:

     - the title of the series of debt securities;

     - the total principal amount;

     - the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

     - the date or dates of maturity;

     - whether the series can be redeemed by us or the holder;

     - whether there will be a sinking fund;

     - the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

     - the denominations in which the debt securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered;

     - the form used to evidence ownership of the debt securities;

     - whether the debt securities are convertible;

     - the manner of payment of principal and interest;

     - additional offices or agencies for registration of transfer and exchange and for payment of the principal, premium, if any, and interest;

     - whether the debt securities will be registered or unregistered, and the circumstances, if any, upon which the debt securities may be exchanged for debt securities issued in a different form;

     - if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

     - if we or a holder have the right to elect that the payments of the principal, premium, if any, or interest are to be made in a currency or composite currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency or composite currency in which those debt securities are denominated or stated to be payable and the currency in which the debt securities are elected to be paid pursuant to that election will be determined;

     - if the payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by us or another company, any currency or other index, how those amounts shall be determined;

     - whether defeasance and discharge provisions will apply; and

     - any other terms consistent with the Indenture.

     Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

     Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

     The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If any of the debt securities are sold for any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities are payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and that foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

FORM AND EXCHANGE OF THE DEBT SECURITIES

     All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depository, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole, among the depository for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global securities may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal and interest on those global debt securities and the specific terms of the depository arrangement with respect to those global debt securities.

     Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in Chicago, Illinois, provided that at our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Sections
4.01 and 4.02) No service charge will be made for any exchange or registration of transfer of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

CERTAIN RESTRICTIONS ON WHITMAN

     The restrictions summarized in this section will apply to all debt securities unless a prospectus supplement indicates otherwise. The following description is not complete. The full text of these restrictions is included in the Indenture. Certain terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

     Limitations on Liens. The debt securities will not be secured. If we or one of our Restricted Subsidiaries incur debt secured by a mortgage, security interest, lien, pledge or other encumbrance on a Principal Property, or on any shares of capital stock or indebtedness of any Restricted Subsidiary (whether that Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt. (Section 4.07)

     The Indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 4.05) Among the permitted liens are:

     - liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

     - liens existing at the time of acquisition of the affected property or purchase money liens incurred within 180 days after acquisition of the property;

     - liens to secure the cost of construction of new plants or facilities, incurred within 180 days of completion of construction;

     - liens which secure indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary;

     - liens existing on January 15, 1993;

     - liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;

     - certain statutory liens or similar liens arising in the ordinary course of business;

     - certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers' compensation or similar legislation;

     - liens existing on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

     - liens for certain judgments and awards;

     - liens for certain taxes, assessments, governmental charges or other liens of a similar nature, which do not materially impair the use of the property in the operation of our or any of our Restricted Subsidiaries' business or the value of the property for the purposes of that business; and

     - certain extensions, renewals or replacements of any liens referred to above.

     Limitations on Sale and Lease-Back Transactions. We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of the facility (except for temporary leases of a term, including renewals, not exceeding five years) unless either:

     - we or the Restricted Subsidiary would be entitled (under Section 4.05) to incur debt secured by a lien on the property to be leased without equally and ratably securing the debt securities, or

     - within 180 days after the effective date of the transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction. (Section 4.06)

     Exempted Indebtedness. Notwithstanding the limitations on liens and sale and lease-back transactions we described above, we and our Restricted Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of those transactions, if the sum of the principal amount of all the indebtedness and the aggregate value of all those sale and lease-back transactions does not at any such time exceed 10% of our consolidated total assets as shown in the audited consolidated balance sheet contained in our latest annual report to our shareholders. (Section 4.07)

     Merger, Consolidation and Sale of Assets. We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

     - we survive the merger or consolidation or the surviving or successor corporation is a United States corporation which assumes all of our obligations under the debt securities and under the Indenture, and

     - after giving effect to the merger, consolidation, sale, lease or transfer, no Event of Default (as described below) under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01)

     If we sell or transfer substantially all our assets and the purchaser assumes our obligations under the Indenture, we will be discharged from all obligations under the Indenture and the debt securities. (Section 11.02)

     Unless otherwise described in a prospectus supplement, there are no covenants or provisions contained in the Indenture which may protect you in the event of a highly leveraged transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of debt outstanding at that time or otherwise affect our capital structure or credit rating.

     Certain Definitions. The terms set forth below are defined in the Indenture as follows:

     "Consolidated Net Worth" means the excess of our consolidated assets over liabilities, plus any shares of stock of any class of a Subsidiary (other than directors' qualifying shares) that are not owned by us or one of our Subsidiaries, as determined from time to time in accordance with generally accepted accounting principles consistently applied. (Section 6.01)

     "Government Obligations" with respect to any series of debt securities means direct noncallable obligations of the government which issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by the government and which, in either case, are full faith and credit obligations of the government. (Article One)

     "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries, taken as a whole. (Article One)

     "Restricted Subsidiary" means any of our Subsidiaries which (1) owns or leases a Principal Property and (2) is incorporated under the laws of any state in the United States or has substantially all of its property located within the United States or carries on substantially all of its business within the United States. (Article One)

     "Subsidiary" means any corporation of which we, one or more of our subsidiaries or we and one or more of our subsidiaries, directly or indirectly owns or controls at a given time more than 50% of the outstanding capital stock of that corporation having under ordinary circumstances voting power to elect a majority of the board of directors of the corporation (whether or not any other class of securities has or may have voting power by reason of the occurrence of a contingency). (Article One)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     If provision is made pursuant to the Indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of debt securities:

          (1) will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

          (2) may omit to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets,"

if we deposit with the trustee, in trust, money or Government Obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due.

     To exercise either of the above options, we must deliver to the trustee an opinion of counsel of recognized national standing to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 12.02(a) and (b)) Even if we successfully exercise the option described above in clause
(2), however, our obligations under the Indenture and the debt securities of that series (other than the covenants referred to in clause (2) and the Events of Default (as described below) not related to those covenants) will continue. (Section 12.01)

     If we choose to exercise our option not to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets" with respect to any series of debt securities and the series is declared due and payable because of the occurrence of an Event of Default other than a default under these provisions of the Indenture, then the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration but may not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we would remain liable for such payments.

EVENTS OF DEFAULT

     "Event of Default" means, with respect to any series of debt securities, any of the following (Section 6.01):

     - failure to pay interest that continues for a period of 30 days after payment is due;

     - failure to make any principal or premium payment when due;

     - failure to comply with any of our other agreements contained in the Indenture or in the debt securities for 90 days after the trustee notifies us of the failure (or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee);

     - certain events of bankruptcy, insolvency or reorganization of us; or

     - acceleration of any indebtedness for money borrowed by us or any of our Restricted Subsidiaries in excess of the greater of $30,000,000 in principal amount or 5% of Consolidated Net Worth.

     In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund payment) if the trustee in good faith determines that it is in the best interest of the holders of that series to do so. (Section 7.02) An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities. Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities and will be described in a prospectus supplement.

     If there is a continuing Event of Default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) on the affected series. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 6.02)

     The trustee may refuse to enforce the Indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

MODIFICATION OF THE INDENTURE

     Under the Indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, no change to the terms of payment of principal or interest, to the premium, if any, payable upon redemption, to the currency in which any debt security is payable, to the amount to be paid upon acceleration of maturity or reducing the percentage required for changes to the Indenture, is effective against any holder without its consent. (Section 10.02)

REPORTS TO THE TRUSTEE

     We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no default exists or identifying the known defaults. (Section 4.08)

REGARDING THE TRUSTEE

     We maintain ordinary banking relationships and credit facilities with various banks, including the trustee, Bank One Trust Company, National Association. Banc One Capital Markets, Inc., an affiliate of the trustee, has from time to time acted as a selling agent in the distribution of our debt securities.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through underwriters, dealers or agents, or directly to other purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

     If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

     We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

     We cannot guarantee that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any market for the debt securities will be reasonably liquid or broad. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in a prospectus supplement, the validity of the offered debt securities will be passed upon for us by Sidley & Austin, Chicago, Illinois, and certain legal matters relating to the offered debt securities will be passed upon for any underwriters or agents by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Whitman Corporation and subsidiaries appearing in our Annual Report on Form 10-K for the year ended January 1, 2000 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included therein. These consolidated financial statements are incorporated by reference into this prospectus in reliance upon that report given upon the authority of KPMG LLP as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses of issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee......................................  $198,000
Legal fees and expenses...................................    50,000
Printing and engraving expenses...........................    35,000
Fees of accountants.......................................    20,000
Blue sky fees and expenses................................    25,000
Fees of trustees..........................................     7,000
Rating agency fees........................................   355,000
Miscellaneous.............................................    10,000
          Total...........................................   700,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article NINTH of the Company's Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

     Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

ITEM 16. EXHIBITS.

        EXHIBIT
          NO.                                EXHIBIT DESCRIPTION
        -------                              -------------------
           1.1           -- Form of Underwriting Agreement
           1.2           -- Form of Distribution Agreement for Debt Securities
           4.1           -- Indenture dated as of January 15, 1993 between Whitman
                            Corporation and Bank One Trust Company, National
                            Association (f/k/a The First National Bank of Chicago),
                            as Trustee (incorporated by reference to Exhibit 4(a) to
                            Whitman Corporation's Annual Report on Form 10-K for the
                            year ended December 31, 1992 (File No. 1-4710))
           4.2           -- First Supplemental Indenture dated as of May 20, 1999
                            between Whitman Corporation and Bank One Trust Company,
                            National Association (f/k/a The First National Bank of
                            Chicago), as Trustee (incorporated by reference to
                            Exhibit 4 to Whitman Corporation's Quarterly Report on
                            Form 10-Q for the quarter ended July 3, 1999 (File No.
                            1-15019))
           5             -- Opinion of Sidley & Austin
          12             -- Statement of Calculation of Ratio of Earnings to Fixed
                            Charges (incorporated by reference to Exhibit 12 to
                            Whitman Corporation's Annual Report on Form 10-K for the
                            year ended January 1, 2000 (File No. 1-15019))
          23.1           -- Consent of KPMG LLP
          23.2           -- Consent of Sidley & Austin (included in Exhibit 5 hereto)
          24             -- Power of Attorney (included on the signature pages
                            hereto)
          25             -- Statement of Eligibility and Qualification on Form T-1 of
                            Bank One Trust Company, National Association under the
                            Indenture pursuant to which the debt securities
                            registered hereunder are to be issued

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the

        Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on the 4th day of May, 2000.

                                            WHITMAN CORPORATION

                                            By:      /s/ MARTIN M. ELLEN
                                              ----------------------------------
                                                      Martin M. Ellen
                                                 Senior Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Andrews, and Martin M. Ellen, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of May, 2000.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ BRUCE S. CHELBERG                  Chairman and Chief Executive Officer
-----------------------------------------------------    (principal executive officer)
                  Bruce S. Chelberg

                 /s/ MARTIN M. ELLEN                   Senior Vice President and Chief Financial
-----------------------------------------------------    Officer (principal financial and accounting
                   Martin M. Ellen                       officer)

                 /s/ HERBERT M. BAUM                   Director
-----------------------------------------------------
                   Herbert M. Baum

                /s/ RICHARD G. CLINE                   Director
-----------------------------------------------------
                  Richard G. Cline

                /s/ PIERRE S. DU PONT                  Director
-----------------------------------------------------
                  Pierre S. du Pont

                 /s/ ARCHIE R. DYKES                   Director
-----------------------------------------------------
                   Archie R. Dykes

               /s/ CHARLES W. GAILLARD                 Director
-----------------------------------------------------
                 Charles W. Gaillard

                      SIGNATURE                                            TITLE
                      ---------                                            -----

              /s/ JAROBIN GILBERT, JR.                 Director
-----------------------------------------------------
                Jarobin Gilbert, Jr.

               /s/ VICTORIA B. JACKSON                 Director
-----------------------------------------------------
                 Victoria B. Jackson

              /s/ ROBERT F. SHARPE, JR.                Director
-----------------------------------------------------
                Robert F. Sharpe, Jr.

               /s/ KARL VON DER HEYDEN                 Director
-----------------------------------------------------
                 Karl von der Heyden

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                EXHIBIT DESCRIPTION
        -------                              -------------------
           1.1           -- Form of Underwriting Agreement
           1.2           -- Form of Distribution Agreement for Debt Securities
           4.1           -- Indenture dated as of January 15, 1993 between Whitman
                            Corporation and Bank One Trust Company, National
                            Association (f/k/a The First National Bank of Chicago),
                            as Trustee (incorporated by reference to Exhibit 4(a) to
                            Whitman Corporation's Annual Report on Form 10-K for the
                            year ended December 31, 1992 (File No. 1-4710))
           4.2           -- First Supplemental Indenture dated as of May 20, 1999
                            between Whitman Corporation and Bank One Trust Company,
                            National Association (f/k/a The First National Bank of
                            Chicago), as Trustee (incorporated by reference to
                            Exhibit 4 to Whitman Corporation's Quarterly Report on
                            Form 10-Q for the quarter ended July 3, 1999 (File No.
                            1-15019))
          12             -- Statement of Calculation of Ratio of Earnings to Fixed
                            Charges (incorporated by reference to Exhibit 12 to
                            Whitman Corporation's Annual Report on Form 10-K for the
                            year ended January 1, 2000 (File No. 1-15019))
           5             -- Opinion of Sidley & Austin
          23.1           -- Consent of KPMG LLP
          23.2           -- Consent of Sidley & Austin (included in Exhibit 5 hereto)
          24             -- Power of Attorney (included on the signature pages
                            hereto)
          25             -- Statement of Eligibility and Qualification on Form T-1 of
                            Bank One Trust Company, National Association under the
                            Indenture pursuant to which the debt securities
                            registered hereunder are to be issued